Exhibit 99.1

PAB Bankshares, Inc. Announces the Promotion of M. Burke Welsh, Jr. to
 President/CEO and His Appointment to Serve on the Board of Directors

    VALDOSTA, Ga.--(BUSINESS WIRE)--Feb. 24, 2005--PAB Bankshares, Inc. (AMEX:PAB) announces that on February 22, 2005, M. Burke Welsh, Jr. was elected President and Chief Executive Officer of the Company. The Company's Board of Directors also created a new directorship and elected Mr. Welsh to serve as a Director until the 2005 annual meeting of shareholders. Mr. Welsh was also elected to serve on the Board of Directors of The Park Avenue Bank, the operating subsidiary of the Company. "The Board has great confidence in Burke's leadership and management abilities, and we are excited about his vision for the Company and the Bank," stated James L. Dewar, Jr., Chairman of the Board.
    Mr. Welsh has served as Senior Executive Vice President and Chief Banking Officer of the Company since March 2003, as Chief Executive Officer of the Bank since August 2004, and as President of the Bank since October 2003. Mr. Welsh has served the Company and the Bank in various senior management positions since joining the Company in August 2000. Prior to that, Mr. Welsh was employed by Central & Southern Bank and its successors, Premier Bancshares, Inc., and BB&T Corporation from 1992 to 2000, where he last served as the Henry County Market Executive for BB&T Corporation.
    Mr. Welsh and his wife, Dot, reside in McDonough, Georgia. He will continue to divide his time between the Bank's McDonough office and the Company's Valdosta office as he has for the past few years.
    The Bank operates 17 branch offices and two loan production offices in Valdosta, Adel, Athens, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, and Stockbridge, Georgia, and in Ocala and St. Augustine, Florida. The Company's common stock is traded on the American Stock Exchange under the symbol "PAB." More information on the Company is available on the Internet at www.pabbankshares.com. Additional information on the products and services offered by the Bank is available on the Internet at www.parkavebank.com.

    CONTACT: PAB Bankshares, Inc., Valdosta
             Donald "Jay" Torbert, Jr., 229/241-2775, ext. 266
             jayt@parkavebank.com